EXHIBIT 99.1

Cemtrex (OTC: CTEI) Announces Reverse Stock Split in
Preparation for Planned Uplisting to NASDAQ Exchange

08:35 ET from Cemtrex

FARMINGDALE, N.Y., April 14, 2015 /PRNewswire/ — Cemtrex Inc. (www.cemtrex.com) announced today that in preparation for its planned uplisting to the NASDAQ CM Exchange, it is effecting a 1 for 6 reverse stock split of its common stock, to be effective for trading purposes as of the commencement of trading on April 15th, 2015. As of this date, every six (6) shares of issued and outstanding common stock will be converted into one (1) share of common stock.

As of the market open on April 15th, the common stock will be trading under a new CUSIP number (15130G303), although the Company's ticker symbol, CTEI, will remain unchanged. However, the company's shares of common stock will trade on the OTCQC Marketplace under symbol, "CTEID", with the "D" added for the next 20 trading days to signify the stock split.

"Many of our shareholders and investors have supported our interest in moving Cemtrex to the NASDAQ Capital Markets exchange," said Saagar Govil, Chairman and Chief Executive Officer of Cemtrex. He continued, "We view this reverse split as one of the last remaining steps in meeting the requirements to be on the exchange and are working to get this important company milestone completed swiftly. Uplisting to a major exchange like NASDAQ will better enable us to attract a broader range of institutional investors and increase share liquidity."

As a result of the Reverse Split, the total issued and outstanding common shares will be reduced from approximately 40.7 million shares to approximately 6.8 million, subject to adjustment for fractional shares. No fractional shares will be issued in connection with the reverse stock split. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

Stockholders who hold their shares in brokerage accounts or "street name" will have their shares automatically adjusted to reflect the reverse stock split. Holders of share certificates will receive instructions from the company's transfer agent, First American Stock Transfer, Inc. with specific instructions regarding the exchange of shares.  Stockholders should direct any questions concerning the Reverse Split to their broker or the Company's transfer agent, First American Stock Transfer, (602) 485-1346.

About Cemtrex, Inc.

Cemtrex, Inc. (OTC: CTEI) is a diversified technology company that provides a wide array of solutions to meet today's industrial challenges. Cemtrex, through its wholly owned subsidiaries provides electronic manufacturing services of custom engineered printed circuit board assemblies, emission monitors & instruments for industrial processes, and environmental control & air filtration systems for industries & utilities.

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Safe Harbor Statement

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.

For further information, please contact:

Investor Relations
Cemtrex, Inc.
Phone: 631-756-9116

SOURCE Cemtrex

Related Links

http://www.cemtrex.com

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